NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Announces Real Estate Sale, Changes to its Board of Directors and Letter from NYSE American

FITCHBURG, MA, June 18, 2019 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced today several new developments.

The Company reports that it intends to close on the sale of two unoccupied buildings, and land, at its Fitchburg campus on or around June 30, 2019 with anticipated proceeds of $685,000.

Bill Laursen, President of the Company, stated, “This will provide an influx of cash which will be used to support this transformational phase of the business.”

Today the Company also announced changes to the Board of Directors.  Effective June 4, 2019, Mr. Andrei Soran, currently a Director of the Company, was appointed Chairman of the Board of Directors.  He brings over 20 years of experience as CEO in large healthcare organizations and has successfully led several turnarounds.

“I am delighted to further assist in building the Company towards greater growth.” With strong management and a promising pipeline of new projects, new products and innovation, Micron is making progress towards profitability.  “Mr. Chambers, in his role as Chairman, has provided great guidance and stewardship” said Mr. Soran.

The Board thanks Mr. Jason R. Chambers for his service as the Chairman for the last three years. Mr. Chambers will continue as a Director of the Company.

On June 12, 2019, the Company received a letter from the NYSE American LLC (the “NYSE American” or the “Exchange”) stating it is not in compliance with the continued listing standards as set forth in Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”). In order to maintain its listing, the Company will submit a plan of compliance by July 12, 2019 addressing how it intends to regain compliance with Section 1003(a)(ii) of the Company Guide by December 12, 2020. If the plan is accepted, the Company may be able to continue its listing but will be subject to periodic reviews by the Exchange. If the plan is not accepted or if it is accepted but the Company is not in compliance with the continued listing standards by December 12, 2020, or if the Company does not make progress consistent with the plan, the Exchange will initiate delisting procedures as appropriate. The Company’s management is pursuing options to address the deficiencies and intends to submit a compliance plan on or before the deadline set by the Exchange.

Client Matter 23832/00006/A6036722.DOCX-END-

Micron Solutions, Inc. Announces Real Estate Sale,  Changes to its Board of Directors

and Letter from NYSE American
June 18, 2019

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Bill Laursen

Chief Executive Officer

978.345.5000

Client Matter 23832/00006/A6036722.DOCX-END-